CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



We have issued our reports dated August 28, 1997 and October 5, 1997, accompanying the financial statements of Sonics & Materials, Inc. and Tooltex, Inc., respectively, contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned reports in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption "Experts."



GRANT THORNTON LLP

/s/GRANT THORNTON LLP


New York, New York
December 2, 1997